MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

December 11, 2006

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Drilling to Commence on Alberta Oil Sands Prospect

Micron Enviro Systems, Inc. (OTCBB:MENV) (Frankfurt: NDDA--- WKN: A0J3PY) ("Micron") is pleased to announce that it has been informed by the operator that drilling is set to commence on one of its Alberta Oils Sands Prospects that it has interest in.  Micron has forwarded all monies relating to drilling and seismic operations and it is anticipated that drilling and seismic will both be completed in December 2006.  The seismic operations and test drilling will enable Micron to delineate the potential size of the oil sands resource in place. This prospect is in close proximity to Petrobank’s Whitesands Project that they have reported has 1.6 billion barrels of bitumen in place.

Bernie McDougall, President of Micron stated, “This is the single most important event in the company’s history since entering the massive Alberta Oil Sands.  Having the operations including a test well and seismic operations to be underway is the event we have been waiting for almost a year to start.  As it stands, Micron is one of if not the smallest market capitalized company in the world class Alberta Oil Sands.  We are currently trading more than 60% percent below our recent high despite having more assets and now having operations commencing. We are extremely excited about the future of MENV through the final days of 2006 and into 2007. We anticipate that 2007 may also bring additional projects that may add significantly to our future growth.”

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the U.S. with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.  It is expected that over 100 billion dollars will be spent on developing the Alberta Oil Sands in the coming years.

In 2006, Micron added three additional Alberta Oil Sands leases consisting of 4 new sections in the world-class Athabasca Oil Sands region of which two of these new sections are within 5 miles of Micron's existing Athabasca Oil Sands Prospect. These two new sections are close to the existing Oil Sands leases held by Connacher Oil and Gas's Great Divide Prospect, as well as to other major Oil Sands projects by Devon, EnCana, and ConocoPhilips. The other new Alberta Oil Sands lease acquired consists of two contiguous sections that lie just southwest of the announced Royal Dutch Shell Plc Oil Sands leases which in 2006 were purchased for approximately $400 million.

Micron is planning to re-initiate a marketing plan to create additional awareness for the company as the oil and gas operations start up. There has been very little marketing since Micron changed its symbol to MENV, therefore management feels the market may not be aware of what Micron is doing. This plan will primarily be email based and will target 100 percent opt-in private and institutional investors that trade stocks in Micron's price range.  This marketing plan will include increasing Micron’s presence in Europe with a focus on Germany. Mr. McDougall further stated “When you look at how the European market has benefited companies such at Universal Ppty Dev WKN: A0ETWH, we feel that Micron will benefit substantially from increasing our European presence.”

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com <mailto:info@micronenviro.com> requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MSEV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com